EXHIBIT 99.1

                                             Contact:
Kevin Toomb
Marketing Director
(704) 688-4452

FOR IMMEDIATE RELEASE
December 2, 2004

FIRST CHARTER ACQUIRES SMITH & ASSOCIATES
INSURANCE SERVICES

CHARLOTTE, NC, December 2, 2004 - First Charter Bank, a wholly owned subsidiary of First Charter Corporation (NASDAQ: FCTR), today announced that on December 1, 2004 it acquired Smith & Associates Insurance Services, Inc. of Charlotte.

Smith & Associates is a full-service property and casualty insurance agency that specializes in middle market commercial insurance accounts. The agency will become part of First Charter Insurance Services (FCIS), a wholly owned subsidiary of First Charter Bank. Smith & Associates currently employs 12 people, including principal owners John Smith and John Land who will continue in active roles with FCIS.

"Smith & Associates is a well-respected, professional insurance agency committed to building long-term client relationships by delivering high-quality products and services," said Clarkson McLean, President of FCIS.  "The agency enjoys strong relationships with many of the same top insurance carriers that work with FCIS and it will be a welcome addition to our complete line of insurance and risk management services."

"Our agency operates with the same "Expect More From Us" culture that defines First Charter Insurance Services," said John Smith. "We share a common objective: To develop full-service insurance programs designed to help businesses succeed."

 About First Charter Insurance Services

First Charter Insurance Services is currently one of the largest insurance agencies in the Southeast with 115 employees in seven locations generating more than $100 million in annual premium volume.   It has grown through 10 acquisitions since 1998 and operates as a full-service insurance agency in the areas of commercial and personal property and casualty, bonds and group life and health insurance.

 About First Charter Corporation

First Charter Corporation is a regional financial services company with assets of $4.4 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers; seven insurance offices and 99 ATMs located in 18 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter Corporation common stock is traded under the symbol "FCTR" on the NASDAQ National Market.